Exhibit 99.1

PRESS RELEASE

NRG Energy Announces Executive Leadership Change

•	Rasesh Patel, President of Consumer, plans retirement; will remain in his role through the first-quarter earnings call

•	Successor expected to be appointed by the end of the second quarter

HOUSTON—April 7, 2025 – NRG Energy Inc. (NYSE:NRG) today announced that Rasesh Patel, President, NRG Consumer, has decided to retire, effective May 19, 2025. Afterward, Mr. Patel will remain available in an advisory role to ensure a seamless transition. The Company anticipates naming a successor during the second quarter.

"Rasesh has been instrumental in executing strategic priorities and driving innovation while shaping a lasting, consumer-focused company culture. Under his leadership, we integrated our Vivint and home energy platforms to form a powerful Consumer platform, positioning NRG for long-term success,” said Larry Coben, Chair, President, and Chief Executive Officer. “While I am sorry to see him go, on behalf of the Board of Directors and all of NRG, I want to celebrate his many accomplishments, thank Rasesh for his outstanding leadership and dedication, and wish him well in his next chapter."

Mr. Patel joined NRG in March 2023 as President of Smart Home following the acquisition of Vivint Smart Home. In March 2024, he expanded his role to lead all of NRG’s Consumer businesses, including Home Energy and Smart Home.

"Leading the integration of Smart Home and Home Energy at NRG has been an honor. We set ambitious goals and executed with focus, passion, and teamwork, delivering a smarter, cleaner, and safer home ecosystem for customers," said Mr. Patel. "I am especially proud of our team’s dedication to pioneering the first-of-its-kind residential virtual power plant (VPP) offering—an achievement made possible by our vision of seamlessly integrating smart home technologies with energy solutions and the trusted relationships we have built with our customers."

Mr. Patel continued, "It has been a privilege to lead and collaborate with such world-class talent in developing a scalable platform that positions NRG as the leader in the evolving energy and smart home landscape. As I step into this next chapter, I am excited to turn my focus to advisory opportunities, philanthropic work, and traveling with my wife, Suchi. I remain deeply confident in NRG’s future and its leadership in this dynamic industry. As a long-term shareholder, I look forward to witnessing NRG’s continued success in creating value for all stakeholders."

About NRG

NRG Energy Inc. is a leading energy and home services company powered by people and our passion for a smarter, cleaner, and more connected future. A Fortune 500 company operating in the United States and Canada, NRG delivers innovative solutions that help people, organizations, and businesses achieve their goals while also advocating for competitive energy markets and customer choice. More information is available at www.nrg.com. Connect with NRG on Facebook, Instagram, LinkedIn, and X.

Media:

Ann Duhon 713.562.8817 ann.duhon@nrg.com

Investors:

Brendan Mulhern 609.524.4767 investor.relations@nrg.com

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are subject to certain risks, uncertainties and assumptions and typically can be identified by the use of words such as “may,” “should,” “could,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “expect,” “intend,” “seek,” “plan,” “think,” “anticipate,” “estimate,” “predict,” “target,” “potential” or “continue” or the negative of these terms or other comparable terminology. Although NRG believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially.

NRG undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. Factors that could cause actual results to differ materially from those contemplated herein include, among others, general economic conditions; hazards customary in the power industry; the inability to execute NRG’s strategies, initiatives, or partnerships; legislative and regulatory changes; and the other risks and uncertainties detailed in NRG’s most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the SEC at www.sec.gov.